Exhibit 99.1

Dreams, Inc. Announces First Quarter 2010 Results

Internet Revenues up 39.2% to $11.0 Million

Total Revenues Up 11.4% to $16.5 Million

PLANTATION, FL, May 14, 2010 – Dreams, Inc. (NYSE Amex: DRJ) announced its financial results for the first quarter ended March 31, 2010.

First Quarter 2010

Revenues – For the quarter ended March 31, 2010, revenues were up 11.4% to $16.5 million, compared to $14.8 million generated in the same quarter last year.

Before elimination of intercompany sales, revenues increased 13.0% to $17.3 million, compared to $15.3 million for the same quarter in 2009.

EBITDA* – For the quarter ended March 31, 2010, earnings before interest, taxes, depreciation and amortization were a loss of $.6 million, a 40% improvement from $1.0 million in EBITDA losses for the same quarter in 2009.

Net – For the quarter ended March 31, 2010, net losses were $.9 million, a 10% improvement from $1.0 million in net losses for the same quarter in 2009.

Ross Tannenbaum, Dreams’ President & CEO commented, “We are pleased with the financial improvements achieved during this first quarter, which following the aftermath of the heavy-buying holiday season, has traditionally been a challenging one. In addition, we continued our trend of streamlining our Field of Dreams store count with (3) three more store closings. This brings our total to (9) nine Field of Dreams stores versus the (16) sixteen stores we had operating during this quarter last year. We experienced a slight decline in manufacturing/distribution revenues, as the Company recorded $.8 million in sales associated with a national consumer goods retailer project during this quarter last year and unfortunately, we were not able to replace these one-off revenues. We continue to add various celebrity licenses to this segment to diversify and compliment the sports items we produce.”

“Our continued focus on E-Commerce served us well as our Internet division revenues increased 39.2% to $11.0 million, versus $7.9 million for the same quarter of 2009, accounting for 67% of our consolidated revenues. This growth was led by our flagship brand, www.FansEdge.com. The Company is very excited by the additions of Seattle PI and media giant NBCSports.com to its growing web syndication portfolio. These great brands will join the likes of JCP.com, PhiladelphiaEagles.com, USAToday.com, and AOL.com to our group of web syndication partners. Our first quarter results were ahead of budget and have us on track to achieve our yearly financial goals of continued growth and increased profitability,” concluded Tannenbaum.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations—Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues:
Manufacturing/Distribution	$2,843	$3,523
Retail	13,523	11,233
Other	178	89

Total Revenues	$16,544	$14,845
Expenses:
Cost of sales-mfg/distribution	$1,719	$1,580
Cost of sales-retail	7,335	6,243
Operating expenses	8,136	8,037
Depreciation and amortization	449	459

Total Expenses	$17,639	$16,319

(Loss) before interest and taxes	(1,095)	(1,474)
Interest expense, net	345	175
Other expense	—	—

(Loss) before income taxes	(1,440)	(1,649)
Income tax benefit	576	660

Net (loss)	$(864)	$(989)

(Loss) per share:
Basic: (Loss) per share	$(0.02)	$(0.03)
Weighted average shares outstanding – Basic	37,641,321	37,528,214
Diluted: (Loss) per share	$(0.02)	$(0.03)
Weighted average shares outstanding – Diluted	38,621,912	37,528,214

*EBITDA is a non-GAAP financial measurement that is defined as earnings before interest, tax, depreciation and amortization. We use this non-GAAP financial measure for financial and operational decision making and as a means to evaluate our performance. In our opinion, this non-GAAP measure provides meaningful supplemental information regarding our performance. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance. We believe this non-GAAP financial measures is useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the health of our business.

DREAMS, INC. trades on the NYSE Amex Exchange under the symbol “DRJ”.

For more information on Dreams, Inc. and its subsidiaries, please visit: www.dreamscorp.com.

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Caren Berg or Jennifer Clarin

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: caren@boardroompr.com or jclarin@boardroompr.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services. Past performance is not indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.